SPRING Proxy Message - Investors

As a Stepstone Private Venture and Growth Fund (SPRING) investor, we need your vote. We are asking you to go to www.proxyvote.com and vote your approval as:

●	A substantial portion of the investment strategy of SPRING’s portfolio has been and will be the information technology sector.
●

We have determined the information technology focus that was disclosed in SPRING’s strategies should be approved by SPRING shareholders as a policy of the fund in order to comply with technical disclosure requirements.

We want to assure you there will be no long-term change in SPRING’s investment strategy or process that has produced a 40% net gain since inception in November 2022. In 15 months, we have closed on 76 investments, creating a portfolio of over 1,000 companies broadly diversified by type, size and geography. Investor reception has been very strong, and we now have a broad syndicate of wealth management platforms allocating to SPRING.

We believe SPRING’s performance has been driven by our strategy of investing in the “innovation economy,” the most dynamic companies, technologies, and sectors identified by StepStone as benefiting from attractive secular trends, including enterprise information technology, technology-enabled products and services, consumer internet, healthcare, branded consumer/consumer packaged goods, and other sectors that StepStone believes benefit from attractive secular trends. These secular trends include digital integration and technology adoption across numerous industries, the continued shift from on-premise to cloud computing and the emergence and rapid growth of blockchain technologies. Stepstone believes this trend is going to continue so we need your support to make the appropriate change to our disclosures.

Again, we have prepared a proxy statement describing this policy and requesting shareholder approval. We would appreciate your support in quickly securing this approval You may vote using the VOTE NOW link on email sent to you, online at www.proxyvote.com, call toll-free with questions at 1-833-782-7146 or vote on the automated line at 1-800-690-6903.

Thank you for your assistance and support of StepStone Private Venture and Growth Fund.